UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2022 (January 1, 2022)

SenesTech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37941	20-2079805
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

23460 N. 19th Avenue, Suite 110

Phoenix, AZ 85027

(Address of principal executive offices) (Zip Code)

(928) 779-4143

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SNES	The NASDAQ Stock Market LLC (NASDAQ Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2022, Nicole Williams’ responsibilities as the Company’s Chief Strategy Officer expanded to include the oversight of the Company’s marketing and sales operations. Mrs. Williams has been in the position of Chief Strategy Officer since May 1, 2021.

Mrs. Williams, 42, has over 10 years of experience leading marketing and business development teams. From January 2017 to May 2021, Mrs. Williams worked for Smith & Nephew, a medical technology company, serving initially as the National Market Development Manager for the Robotics division and then ultimately as the Director of Sales and Business Development for the Real Intelligence division. In her roles at Smith & Nephew, Mrs. Williams, drove product strategy in marketing and was responsible for driving sales and adoption through strategic direction and program implementation. Mrs. Williams also served as a Facility Administrator for DaVita Kidney Care from July 2017 to July 2018. Prior to that, she was Assistant Vice President of Marketing and Business Development at Health One’s Swedish Hospital from September 2011 to July 2017, where she drove growth in orthopedics, facilitated the launch of a new burn center, an 18-bed neuroscience center, and telemedicine program.

Under the terms of an employment letter agreement between Mrs. Williams and the Company dated May 1, 2021, Mrs. Williams receives an annual base salary of $175,000 and received a one-time signing bonus of stock options representing 25,000 shares of common stock (the “Option”), which will vest on a monthly basis over a three-year period and will be subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan (the “Plan”) and standard form of option agreement. In addition, under the employment letter, Mrs. Williams is eligible to receive an annual incentive bonus with a target value equal to $75,000, or as otherwise determined by the Company, payable in cash, subject to her achievement of performance objectives determined by the Company’s Chief Executive Officer. In addition, after each full year of employment with the Company, Mrs. Williams will be eligible to receive an annual option grant (each, an “Additional Option”) consistent with her role as a member of the Company’s leadership team, and subject to the Board’s approval. Mrs. Williams will also be eligible to participate in the standard benefits, vacation and expense reimbursement plans offered to similarly situated employees, and will enter into the Company’s standard form of indemnification agreement applicable to its directors and officers.

In the event Mrs. Williams’ termination by the Company without Cause or Mrs. Williams resigns for Good Reason (as such terms are defined in her employment letter agreement), Mrs. Williams will be entitled to severance benefits equal to six (6) months continuation of her then base salary. In addition, the Company will reimburse Mrs. Williams for COBRA premiums in effect on the date of termination for coverage in effect for her and, if applicable, her spouse and dependent children on such date under the Company’s group health plan(s) for the first six (6) months after the date of termination.

A copy of the employment letter agreement between the Company and Mrs. Williams is filed with this report as Exhibit 10.1 and is incorporated herein by reference.

Mrs. Williams expanded role coincides with Steve Krause’s transition from his role as Executive Vice President, Sales and Marketing overseeing SenesTech’s sales and marketing function to a non-executive role where Mr. Krause will focus on the continued evolution and expansion of the Company’s agricultural market and distributor channel.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibit is furnished with this report:

10.1+	Employment Letter Agreement, dated as of May 1, 2021, by and between SenesTech, Inc. and Nicole Williams.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+ Certain information in this exhibit has been omitted pursuant to Item 601(a)(6) and Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2022	SENESTECH, INC.

	By:	/s/ Thomas C. Chesterman
Thomas C. Chesterman
Chief Financial Officer

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